EXHIBIT 10.16
CONSULTING AGREEMENT
FOR
MEDICAL/SCIENTIFIC ADVISORY BOARD MEMBER
     This Consulting Agreement (the “Agreement”), is entered into as of April ___, 2006, by and between Artes Medical USA, Inc., a Delaware corporation qualified to do business in California located at 5870 Pacific Center Boulevard, San Diego, CA 92121 (“Company”) and                    , M.D. (“Contractor”) with respect to the following facts:
A. Company is a specialty pharmaceutical and medical device company focused on the development of new and innovative products for the private-pay personal aesthetics market.
B. Contractor is an individual who has medical or scientific expertise with respect in the area of dermatology, plastic or cosmetic surgery and is willing to provide consulting services to Company as a member of Company’s Medical/Scientific Advisory Board (“Advisory Board”) as described below. Company desires to engage Contractor to assist with development and support of the Company’s products and activities as a member of the Advisory Board and to provide consulting services as set forth below.
C. The parties understand and agree that the consulting services to be rendered hereunder shall neither constitute the practice of medicine nor consist of the professional treatment of patients by Company, its employees or agents or by Contractor or any designee of Contractor.
     NOW, THEREFORE, the parties agree as follows:
     1. Engagement. Company hereby appoints Contractor as a consultant, and as a member of the Company’s Advisory Board and Contractor hereby accepts such appointment upon the terms and conditions set forth herein.
     2. Duties of Advisory Board Member. Contractor is engaged as a consultant for the purpose of assisting Company in developing the products and activities of the Company as a member of the Advisory Board as set forth herein. In addition to the specific duties set forth on Exhibit A, attached hereto and incorporated herein by reference, Contractor shall also perform such other administrative duties as may be mutually agreed upon by the parties. For purposes of this Agreement, Contractor’s consulting services to be rendered hereunder do not constitute the practice of medicine by Contractor or any designee of Contractor, the giving of medical advice or professional treatment of any individuals affiliated directly or indirectly with the Company.
     3. Consideration. In consideration for Contractor’s activities as an Advisory Board member, upon proper approval by the Board of Directors, the Company shall grant to Contractor warrants to purchase 25,000 shares of common stock with terms and conditions as set forth in the form of Warrant to Purchase Common Stock Agreement, attached hereto as Exhibit B and incorporated herein by this reference. The Board at its sole discretion may grant additional warrants or stock options for exceptional performance upon annual or periodic reviews.
     4. Term. The term of this Agreement shall commence as of the date set forth above and shall continue for a four (4) year period (“Initial Term”) which shall be automatically renewable for additional one (1) year terms, unless either party gives written notice to the other party of its intention not to renew the Agreement at least sixty (60) days prior to the expiration date of the then existing term.

     5. Termination. Either party may terminate this Agreement without cause at any time by giving written notice to the other party at least sixty (60) days prior to the intended termination date. The Company may terminate this Agreement immediately upon written notice for any acts or omissions that constitute a material breach of this Agreement, or that jeopardize the good reputation or fiscal integrity of the Company in the discretion of the Board of Directors. All warrants which have not vested at the time of termination for any reason shall lapse and have no further effect or validity.
     6. Independent Contractor. It is mutually understood, acknowledged, and agreed no partnership, joint-venture, agency or Company-employee relationship is, is intended to be, or shall be construed to be, established by this Agreement, but that Contractor is serving as a member of the Company’s Advisory Board as an independent contractor.
     7. Confidential Information/Proprietary Rights. Consultant has reviewed and executed the Proprietary Information and Inventions Agreement of the Company, attached hereto as Exhibit C and incorporated herein by this reference, and agrees to be fully bound the provisions and agreements thereof.
     8. Miscellaneous Provisions.
          8.1 Governing Law. This Agreement is made and shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely by residents of California and wholly to be performed within California. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California.
          8.2 Entire Agreement. Modifications. This Agreement, together with exhibits and schedules attached hereto, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and contains all of the terms and conditions thereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No changes or modifications of or additions to this Agreement shall be valid unless the same shall be in writing and signed by each party hereto.
          8.3 Reimbursement of Expenses. Company shall reimburse Contractor for reasonable and necessary out-of–pocket expenses incurred by Contractor in carrying out the duties of Contractor as set forth on Exhibit A; provided however, that such expenses shall be approved in advance by Company, and Contractor shall provide receipts to the Company for such expenses prior to receipt of any reimbursement hereunder.
          8.4 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.
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IN WITNESS WHEREOF, the parties have executed this Agreement, which shall be effective as of the date set forth above.
Company:
Artes Medical USA, Inc.

By:
Stefan M. Lemperle
President and Chief Executive Officer
Consultant:

M.D.

Exhibit A
(Scope of Engagement/Duties)
Contractor shall perform the following duties on behalf of Company:
1)	Attendance at four (4) quarterly Medical/Scientific Advisory Board meetings per year in person or by telephonic conference as scheduled by management of the Company;

2)	Participation on short notice in brief telephonic conferences with members of management or representatives of the Company; and

3)	Ensure availability to present at four (4) presentations per year on Company products, including Artefill, at major dermatology/plastic surgery conferences or symposiums.

EXHIBIT B
[Form of Warrant Agreement]
Intentionally omitted.

EXHIBIT C
(Proprietary Information and Inventions Agreement)
Intentionally omitted.